      Exhibit 99.1

FOR IMMEDIATE RELEASE:
Tuesday, July 15, 2003

COMMERCE BANCSHARES, INC. REPORTS SECOND
QUARTER EARNINGS PER SHARE GROWTH OF 6%

     Commerce Bancshares, Inc. announced record earnings of $.75 per share for the three months ended June 30, 2003, an increase of 5.6% compared to $.71 per share in 2002. Net income for the second quarter amounted to $50.5 million compared with $49.5 million in the same period last year. For the quarter, the return on average equity was 14.0% and the return on assets was 1.49%. The efficiency ratio for the second quarter was 58.8%, a decrease compared to the first quarter.

     For the first six months ended June 30, 2003, earnings per share totaled $1.45, an increase of 6.6% compared with $1.36 in 2002. Net income amounted to $97.7 million compared with $95.0 million for 2002, an increase of 2.9%.

     In announcing these results, David W. Kemper, Chairman and CEO, said, “Despite a sluggish economy and continued decline in short-term interest rates, we are pleased that total revenue increased 4.3% compared to the second quarter 2002, and increased 1.8% compared to the first quarter 2003. This growth was driven by increased bank card transaction fees, mortgage banking revenues and modest growth in net interest income due to higher total earning assets. Non-interest expense for the second quarter rose 3.9% compared to the same period last year, but declined 2.1% when compared to the first quarter.”

     Mr. Kemper continued, “Asset quality remains strong with our allowance for loan losses totaling over $132.7 million and 436% of non-performing loans. Net charge-offs for the first half of 2003 were .46% of average loans, slightly higher than .37% in the previous year. Our loan loss reserve amounted to 1.64% of total loans.”

     Total assets at June 30, 2003 were $14.0 billion, total loans were $8.1 billion, and total deposits were $10.2 billion. Total revenue (net interest income and non-interest income) amounted to $401.2 million in the first six months of 2003 compared with $383.8 million in the same period last year.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

(more)

     Posted to the Company’s web site is management’s discussion of second quarter results. To see this information please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	3/31/03	6/30/03	6/30/02

Non-Accrual Loans	$32,026	$30,444	$27,243
Foreclosed Real Estate	$1,748	$1,836	$1,660
Total Non-Performing Assets	$33,774	$32,280	$28,903
Non-Performing Assets to Loans	.42%	.40%	.37%
Non-Performing Assets to Total Assets	.25%	.23%	.23%
Loans 90 Days & Over Past Due – Still Accruing	$21,075	$20,232	$20,630

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended

	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2003	2003	2002	2003	2002

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$124,210	$128,687	$124,566	$252,897	$245,254
Taxable equivalent net interest income	124,854	129,331	125,022	254,185	246,216
Non-interest income	74,606	73,701	69,427	148,307	138,525
Provision for loan losses	10,020	9,999	6,668	20,019	14,067
Non-interest expense	120,734	118,215	113,792	238,949	230,131
Net income	47,228	50,487	49,512	97,715	94,994
Cash dividends	10,992	10,873	10,647	21,865	21,306
Net total loan charge-offs	8,976	9,455	6,668	18,431	14,067
Net business charge-offs	2,268	3,104	1,118	5,372	2,479
Net credit card charge-offs	4,709	4,641	4,309	9,350	8,601
Net personal banking charge-offs	2,391	1,549	1,472	3,940	3,141
Net real estate charge-offs (recov)	(392)	161	(231)	(231)	(154)
Per share:
Net income — basic	$0.71	$0.76	$0.72	$1.47	$1.38
Net income — diluted	$0.70	$0.75	$0.71	$1.45	$1.36
Cash dividends	$0.165	$0.165	$0.155	$0.330	$0.310
Diluted wtd. average shares o/s	67,573	66,851	69,741	67,210	69,721
RATIOS
Average loans to deposits	80.52%	80.16%	78.12%	80.34%	78.11%
Return on total average assets	1.46%	1.49%	1.63%	1.48%	1.57%
Return on total average stockholders’ equity	13.30%	14.02%	14.81%	13.66%	14.48%
Efficiency ratio*	61.20%	58.82%	58.03%	60.00%	59.47%
AT PERIOD END
Book value per share based on total stockholders’ equity	$21.51	$22.39	$20.07
Market value per share	$36.55	$38.92	$42.13
Allowance for loan losses as a percentage of loans	1.65%	1.64%	1.68%
Tier I leverage ratio	9.99%	9.82%	10.39%
Common shares outstanding	66,398,106	65,849,382	68,443,671
Shareholders of record	5,081	5,003	5,161
Number of bank/ATM locations	333	332	342
Number of bank charters	4	4	4
Full-time equivalent employees	5,013	4,982	5,021

	June 30		June 30
OTHER YTD INFORMATION	2003		2002

High market value per share	$	41.50	$	44.62
Low market value per share	$	35.20	$	35.81

*	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended

(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2003	2003	2002	2003	2002

INTEREST INCOME
Interest and fees on loans	$110,972	$109,407	$117,796	$220,379	$236,908
Interest on investment securities	44,464	50,034	44,843	94,498	89,026
Interest on federal funds sold and securities purchased under agreements to resell	148	207	411	355	952

Total interest income	155,584	159,648	163,050	315,232	326,886

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	8,081	8,106	12,100	16,187	24,093
Time open and C.D.’s of less than $100,000	13,857	12,704	17,872	26,561	39,121
Time open and C.D.’s of $100,000 and over	3,951	3,900	4,743	7,851	9,761
Interest on other borrowings	5,485	6,251	3,769	11,736	8,657

Total interest expense	31,374	30,961	38,484	62,335	81,632

Net interest income	124,210	128,687	124,566	252,897	245,254
Provision for loan losses	10,020	9,999	6,668	20,019	14,067

Net interest income after provision for loan losses	114,190	118,688	117,898	232,878	231,187

NON-INTEREST INCOME
Trust fees	14,524	15,074	15,774	29,598	31,213
Deposit account charges and other fees	22,576	23,420	22,793	45,996	43,886
Bank card transaction fees	14,466	16,057	14,229	30,523	27,112
Trading account profits and commissions	4,394	3,566	3,826	7,960	7,871
Consumer brokerage services	2,193	2,312	2,580	4,505	5,122
Mortgage banking revenue	1,031	1,620	1,066	2,651	1,637
Net gains (losses) on securities transactions	2,272	2,169	(955)	4,441	(840)
Other	13,150	9,483	10,114	22,633	22,524

Total non-interest income	74,606	73,701	69,427	148,307	138,525

NON-INTEREST EXPENSE
Salaries and employee benefits	68,593	66,006	62,073	134,599	128,000
Net occupancy	10,338	9,439	8,207	19,777	16,634
Equipment	5,878	6,209	6,003	12,087	11,114
Supplies and communication	8,538	8,402	8,221	16,940	16,164
Data processing and software	9,876	9,889	12,476	19,765	24,352
Marketing	3,106	3,957	3,628	7,063	6,996
Other intangible assets amortization	450	449	668	899	1,392
Other	13,955	13,864	12,516	27,819	25,479

Total non-interest expense	120,734	118,215	113,792	238,949	230,131

Income before income taxes	68,062	74,174	73,533	142,236	139,581
Less income taxes	20,834	23,687	24,021	44,521	44,587

NET INCOME	$47,228	$50,487	$49,512	$97,715	$94,994

Net income per share — basic	$0.71	$0.76	$0.72	$1.47	$1.38

Net income per share — diluted	$0.70	$0.75	$0.71	$1.45	$1.36

Cash dividends per common share	$0.165	$0.165	$0.155	$0.330	$0.310

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2003	2003	2002

ASSETS
Loans, net of unearned income	$7,988,171	$8,113,302	$7,729,147
Allowance for loan losses	(132,162)	(132,706)	(129,973)

Net loans	7,856,009	7,980,596	7,599,174

Investment securities:
Available for sale	4,120,986	4,665,669	3,460,586
Trading	44,639	26,066	31,517
Non-marketable	70,605	69,533	64,065

Total investment securities	4,236,230	4,761,268	3,556,168

Federal funds sold and securities purchased under agreements to resell	47,505	25,660	36,141
Cash and due from banks	759,615	661,335	610,625
Land, buildings and equipment — net	334,685	335,852	330,869
Goodwill	48,522	48,522	43,224
Other intangible assets — net	3,517	3,068	4,893
Other assets	156,319	140,108	128,245

Total assets	$13,442,402	$13,956,409	$12,309,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,601,303	$1,662,825	$1,337,705
Savings, interest checking and money market	5,977,141	6,003,668	5,774,463
Time open and C.D.’s of less than $100,000	1,899,008	1,840,229	2,030,683
Time open and C.D.’s of $100,000 and over	801,199	721,153	690,975

Total deposits	10,278,651	10,227,875	9,833,826
Federal funds purchased and securities sold under agreements to repurchase	1,218,697	1,684,256	671,369
Long-term debt and other borrowings	362,143	413,134	340,787
Other liabilities	154,599	156,992	89,899

Total liabilities	12,014,090	12,482,257	10,935,881

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	336,940	336,940	328,219
Capital surplus	295,245	295,391	237,456
Retained earnings	743,669	783,283	754,952
Treasury stock	(35,528)	(56,521)	(17,518)
Other	(2,363)	(2,234)	(2,025)
Accumulated other comprehensive income	90,349	117,293	72,374

Total stockholders’ equity	1,428,312	1,474,152	1,373,458

Total liabilities and stockholders’ equity	$13,442,402	$13,956,409	$12,309,339

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Six Months Ended

(Unaudited)	March 31	June 30	June 30	June 30	June 30
(Dollars in thousands)	2003	2003	2002	2003	2002

Loans:
Business	$2,273,809	$2,245,245	$2,433,479	$2,259,448	$2,407,878
Real estate — construction	403,090	403,705	477,822	403,399	459,033
Real estate — business	1,771,035	1,831,897	1,452,686	1,801,634	1,463,383
Real estate — personal	1,275,086	1,294,147	1,247,701	1,284,669	1,261,859
Personal banking	1,722,157	1,758,271	1,594,365	1,740,314	1,576,045
Credit card	518,026	518,356	479,981	518,192	483,313

Total loans	7,963,203	8,051,621	7,686,034	8,007,656	7,651,511

Investment securities (excluding unrealized gains and losses):
Available for sale	3,987,121	4,305,198	3,362,663	4,147,038	3,437,432
Trading	28,714	19,648	13,298	24,156	10,597
Non-marketable	70,201	71,953	65,673	71,082	65,734

Total investment securities	4,086,036	4,396,799	3,441,634	4,242,276	3,513,763

Federal funds sold and securities purchased under agreements to resell	42,214	59,687	89,793	50,999	107,153

Total interest earning assets	12,091,453	12,508,107	11,217,461	12,300,931	11,272,427

Total assets	13,135,641	13,550,222	12,149,006	13,344,077	12,200,821

Interest bearing deposits:
Savings	362,014	384,002	362,536	373,069	351,112
Interest checking	374,372	389,671	297,484	382,064	296,370
Money market	5,504,250	5,580,366	5,460,045	5,542,518	5,435,284
Time open & C.D.’s of less than $100,000	1,920,874	1,872,368	2,074,133	1,896,487	2,109,880
Time open & C.D.’s of $100,000 and over	733,958	778,928	686,203	756,567	659,843

Total interest bearing deposits	8,895,468	9,005,335	8,880,401	8,950,705	8,852,489

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,303,652	1,526,936	512,741	1,415,911	601,829
Long-term debt and other borrowings	363,401	387,755	361,193	375,645	376,477

Total borrowings	1,667,053	1,914,691	873,934	1,791,556	978,306

Total interest bearing liabilities	10,562,521	10,920,026	9,754,335	10,742,261	9,830,795

Non-interest bearing deposits	994,824	1,038,701	958,148	1,016,884	943,540
Total stockholders’ equity	1,439,737	1,444,735	1,341,097	1,442,250	1,323,129
Net yield on interest earning assets (tax-equivalent basis)	4.19%	4.15%	4.47%	4.17%	4.40%

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2003

For the quarter ended June 30, 2003, net income amounted to $50.5 million, an increase of 2.0% over the second quarter of the previous year. Return on assets was 1.5% and the return on equity totaled 14.0%. For the quarter, the efficiency ratio was 58.8%. The increase in net income over the 2nd quarter of last year was the result of a 3.3% increase in net interest income, coupled with growth in non-interest income of 6.2%. Non-interest expense increased 3.9% compared to the same quarter last year and the provision for loan losses also grew by $3.3 million.

Balance Sheet Review
 During the 2nd quarter, average loans grew 1.1% compared to the 1st quarter of 2003, and were up 4.8% compared with the same period last year. Compared to the 1st quarter of this year, average business real estate, personal real estate, consumer and home equity loans grew by $61 million, $19 million, $27 million and $11 million, respectively, while business loans declined by $29 million. Economic uncertainty continues to limit growth in business loans as businesses have refrained from growing inventories and receivables, which drive commercial borrowings. Low interest rates, however, continue to create demand for business real estate loans that are financed using variable rates or shorter maturities. Mortgage loan originations remain at higher than historical levels due to lower rates, and the growth in these loans this quarter is the result of the Company retaining adjustable rate and 15 year fixed rate mortgages on its balance sheet. Consumer (consisting mainly of automobile loans) and home equity loans also showed good growth, as demand for such products remained steady.

Available for sale investment securities, excluding fair value adjustments, increased on average by $318.1 million or 8.0% this quarter compared with the previous quarter. The increase in average securities resulted from purchases of new securities with liquidity obtained from increases in short-term borrowings and deposits. The growth in securities occurred mainly in the categories of U.S. government and agency and asset-backed securities.

Total average deposits increased by $153.7 million during the 2nd quarter compared to the 1st quarter of this year, or an annualized growth rate of 6.2%. The increase was due mainly to increases in money market accounts ($76 million), jumbo certificates of deposit ($45 million), and non-interest bearing demand accounts ($44 million), offset by a decline in retail certificates of deposit ($49 million).

During the quarter, average borrowings increased by $247.6 million primarily due to growth in federal funds purchased and securities sold under agreements to repurchase.

The average loans to deposits ratio for the quarter decreased slightly from the 1st quarter to 80.2%. The decrease in this ratio results from growth in the deposit portfolio, offset with modest growth in the loan portfolio.

Net Interest Income
 In the 2nd quarter, net interest income amounted to $128.7 million, an increase of approximately $4.1 million or 3.3% compared to the 2nd quarter of last year, and increased $4.5 million or 3.6% compared with the previous quarter of this year. The net yield on earning assets declined 4 basis points in the current quarter to 4.15%.

The modest increase in net interest income in the 2nd quarter of 2003 was the result of lower rates on deposits and higher earnings on the Company’s inflation indexed treasury securities, partly offset by the continued downward re-pricing of earning assets. Compared to the 1st quarter of 2003, average rates earned on loans declined 20 basis points while rates paid on interest bearing deposits declined 8 basis points. Average rates earned on investment securities increased by 15 basis points mainly a result of a $5.5 million increase in inflation related earnings recognized in the 2nd quarter. An adjustment of $783 thousand, reducing interest income on the Company’s CMO’s and mortgage and asset-backed securities, was made to recognize the result of faster principal payments received on these securities. Growth in the average balance of the investment securities portfolio of $319.8 million added $3.3 million in interest income this quarter; however, new securities purchased were at lower rates, contributing to the lower net yield on earning assets this quarter.

During the quarter, interest income increased $4.1 million over the previous quarter as a result of higher earning asset volumes for both loans and investment securities, the inflation related income noted above, and the effects of a slightly longer quarter (91 days vs 90 days). This increase was partly offset by lower rates earned on all loan products and on mortgage and asset-backed securities. The overall yield of interest earning assets declined 10 basis points to 5.14%. Total interest expense decreased $413 thousand during the current quarter compared with the previous quarter mainly due to lower average rates, but offset by an increase in short-term borrowings costs. The overall cost of interest bearing liabilities decreased 6 basis points during the quarter to 1.14%.

Non-Interest Income
 For the 2nd quarter of 2003, total non-interest income amounted to $73.7 million compared with $69.4

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2003

million in the same quarter last year, or an increase of 6.2%. This increase resulted from higher net securities gains and growth in bank card, deposit account, and mortgage banking revenue. Bank card fees for the quarter increased 12.8% over the same period last year, primarily resulting from an 11.1% growth in cardholder and merchant revenues and a 13.4% increase in debit card fees. Deposit account fees in the 2nd quarter grew by 2.8% over last year due mainly to higher fees earned on commercial cash management accounts. Bond trading revenues, while still at strong levels, have decreased compared with previous quarters when demand was extremely high. Trust fees for the quarter were down 4.4% from the same quarter last year as a result of lower fees on personal trust accounts and continued lower asset valuations upon which fees are charged. Other income in 2nd quarter 2002 included gains on branch sales of $1.7 million that did not recur in 2003, while 1st quarter 2003 included gains on student loan sales of $4.1 million that were not repeated in the 2nd quarter of 2003. Additionally, operating lease revenues of $1.1 million related to the CBI Leasing subsidiary, which was acquired at the beginning of this year, were not present in the 2nd quarter of 2002.

Net securities gains amounted to $2.2 million for the 2nd quarter of 2003 compared to $2.3 million in the 1st quarter of 2003, and net losses of $955 thousand in the 2nd quarter of last year.

Non-Interest Expense
 Non-interest expense for the quarter amounted to $118.2 million, an increase of $4.4 million, or 3.9%, compared with $113.8 million recorded in the 2nd quarter of last year.

Compared with the 2nd quarter last year, salaries and benefits expense increased 6.3% mainly due to normal merit increases, higher costs for incentive payments, and pension plan expense which was up $713 thousand. Full time equivalent employees totaled 4,982 and 5,021 at June 30, 2003 and 2002, respectively. Occupancy costs grew $1.2 million, or 15.0%, mainly as a result of higher depreciation and operating costs resulting from a recently renovated office building. Increased costs were also incurred for marketing, equipment and supplies. Also included in other expense were operating lease depreciation and related costs totaling $909 thousand pertaining to the CBI Leasing subsidiary. Offsetting these increases were lower costs for data processing ($2.6 million) and intangible asset amortization costs.

Income Taxes
 The effective tax rate for the Company was 31.9% for the 2nd quarter of 2003, compared with an effective tax rate of 30.6% in the 1st quarter of this year and 32.7% in the 2nd quarter of 2002.

Credit Quality
 Net loan charge-offs for the 2nd quarter of 2003 amounted to $9.5 million compared with $9.0 million in the 1st quarter of 2003 and $6.7 million in the 2nd quarter of last year. The ratio of annualized net charge-offs to total average loans this quarter was .47%, compared with .35% in the same quarter last year and .46% in the 1st quarter 2003. The increase in net charge-offs compared with the 2nd quarter last year was mainly the result of the charge down of two lease related loans by a total of $2.0 million, coupled with a charge down of a business loan by $500 thousand.

For the 2nd quarter of 2003, annualized net charge-offs on average credit card loans decreased to 3.59%, compared with 3.60% in the 2nd quarter of last year. Also, personal loan charge-offs decreased this quarter and amounted to .35% of average personal loans compared to .37% in the same period last year. The provision for loan losses for the quarter totaled $10.0 million, consistent with the provision recorded in the 1st quarter of this year, but up from $6.7 million in the 2nd quarter of last year. The allowance for loan losses at June 30, 2003 amounted to $132.7 million or 1.64% of total loans and represents 436% of total non-performing loans.

Total non-performing assets amounted to $32.3 million, a decrease of $1.5 million from the previous quarter, and amounted to .40% of loans. Non-performing assets are comprised of non-accrual loans ($30.5 million) and foreclosed real estate ($1.8 million). Loans past due more than 90 days and still accruing interest totaled $20.2 million at June 30, 2003.

Other
 The Company maintains a treasury stock buyback program; and effective January 2003, was authorized by the Board of Directors to repurchase up to 4 million shares of its common stock. During the quarter ended June 30, 2003, the Company purchased 615,000 shares of treasury stock at an average cost of $38.30 per share.

Forward Looking Information
 This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.